Delek Logistics Partners, LP Reports
Fourth Quarter and Full-Year 2013 Results

BRENTWOOD, Tenn., February 25, 2014 (BUSINESS WIRE) -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure, today announced financial results for the fourth quarter and full year 2013.

For the fourth quarter 2013, Delek Logistics reported net income attributable to partners of $11.3 million, or $0.46 per diluted limited partner unit. Distributable cash flow was $13.3 million for the quarter.

For 2013, net income attributable to partners was $47.8 million, or $1.93 per diluted limited partner unit. Distributable cash flow was $52.9 million for the year.

Distribution Update

On January 23, 2014, Delek Logistics declared a quarterly cash distribution of approximately $10.2 million, or $0.415 per unit that was paid on February 13, 2014, which equates to $1.66 per unit on an annualized basis. This represents a 2.5 percent increase from the third quarter 2013 distribution of $0.405 per unit, or $1.62 per unit on an annualized basis, and is 10.7 percent higher than Delek Logistics' minimum quarterly distribution of $0.375 per unit, or $1.50 per unit on an annualized basis.

As of December 31, 2013, Delek Logistics had a cash balance of $0.9 million and total debt was $164.8 million. Availability under the $400 million credit facility was $223.2 million at year end.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: “Our fourth quarter results benefited from the July purchase of the tank farm and terminal in Tyler, Texas and was a solid finish to a successful first full year of operations. During 2013, we generated approximately $64 million of EBITDA and completed three acquisitions for $105 million. These combined acquisitions have an expected EBITDA of approximately $11.5 million on an annual basis. In addition, we increased the quarterly distribution by 10.7 percent over our minimum quarterly distribution and ended the year with a distributable cash flow coverage ratio of approximately 1.3 times. Our financial position allowed us to start 2014 off with continued growth as we completed the purchase of the El Dorado logistics assets from Delek US in February for $95.9 million, which is expected to add approximately $10 million of annual EBITDA. Moving forward, we remain focused on providing growth in both our operations and distributions throughout 2014."

Financial Results

Delek Logistics commenced operations on November 7, 2012 upon the completion of its initial public offering (the “Offering”) and the concurrent contribution of certain assets from its sponsor, Delek US Holdings, Inc. (NYSE: DK) ("Delek US"). For accounting purposes, the results from operations prior to the Offering from the assets and entities that were contributed to Delek Logistics concurrent with the Offering and the Tyler tank farm and product terminal purchased in July 2013 were attributed to their respective predecessor periods. Management believes results presented from these periods are not directly comparable year over year.

Revenue for the fourth quarter was $223.1 million and contribution margin was $18.6 million. Total operating expenses were $7.2 million and general and administrative expenses were $1.7 million for the quarter. For the fourth quarter 2013, earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $16.7 million. This compares to a contribution margin of $18.4 million and EBITDA of $16.6 million in the third quarter 2013. Results in the third quarter 2013 that are presented for comparison purposes take into account the contribution from the Tyler tank farm and terminal from the acquisition date of July 26, 2013.

Wholesale Marketing and Terminalling Segment

Contribution margin was $6.8 million in the fourth quarter 2013, compared to $7.7 million in the third quarter 2013. Contribution from a full quarter of operation of the Tyler, Texas terminal that was purchased in July, and the addition of the North Little Rock terminal purchased in October were factors partially offsetting lower throughput in this segment compared to the third quarter 2013. During the fourth quarter, throughput under the east Texas marketing agreement with Delek US of 55,279 barrels per day was lower on a sequential basis compared to 61,698 barrels per day during the third quarter 2013. This was primarily due to turnaround work on some units in December at Delek US' Tyler, Texas refinery.

In west Texas, throughput of 18,009 barrels per day benefited as demand for refined products remained strong due to economic growth in the west Texas area related to oil drilling activity. The margin per barrel in west Texas was $1.24 and included approximately $0.7 million, or $0.43 per barrel from renewable identification numbers (RINs) generated in the quarter. This compares to $1.63 per barrel, including $2.0 million, or $1.13 per barrel from RINs, during the third quarter 2013. On a sequential basis compared to the third quarter, a decline in the value of RINs related to ongoing ethanol blending activities was the primary factor in a lower gross margin per barrel.

Terminalling throughput volume of 69,994 barrels per day during the quarter was lower sequentially from the third quarter primarily due to planned turnaround activity at Delek US' Tyler, TX refinery in December.

Pipeline and Transportation Segment

The Pipeline and Transportation segment's contribution margin of $11.8 million improved from $10.8 million in the third quarter 2013. This increase is primarily attributed to a full quarter of storage fees associated with the Tyler tank farm purchased in late July. As expected, fees derived from the East Texas Crude Logistics System, which supports Delek US' Tyler, TX refinery continued at minimum contractual levels due to the reconfiguration of a third party pipeline that commenced service on April 1, 2013 to supply crude to this refinery.

Recent Acquisitions

On February 10, 2014, Delek Logistics acquired substantially all of the active tanks and the product terminal from a subsidiary of Delek US for $95.9 million in cash. These assets are expected to contribute at least $10.1 million of EBITDA annually. The tank farm has approximately 2.5 million barrels of aggregate shell capacity and consists of 158 tanks and ancillary assets, including piping and pumps. The product terminal operated at an approximate total throughput of 12,500 barrels per day during the nine months ended September 30, 2013 and has an estimated capacity of 26,700 barrels per day. These assets are located adjacent to and within Delek US’ El Dorado, Arkansas refinery and will continue to support that operation in the future. In connection with this transaction, among other agreements, an eight year throughput and tankage agreement for the terminal assets, storage tanks and related assets was entered into with a subsidiary of Delek US.

On October 24, 2013, Delek Logistics purchased a light products terminal in North Little Rock, Arkansas from an affiliate of Enterprise Products Partners LP. This terminal has a throughput capacity of approximately 10,000 barrels per day and is expected to contribute approximately $800,000 of EBITDA in the first twelve months of operation. This terminal is expected to be supplied by Delek US' El Dorado, Arkansas refinery through the Enterprise light products pipeline.  Capital expenditures are planned in the amount of $5.4 million to increase biodiesel blending ability and gasoline and diesel throughput capacity to approximately 17,500 barrels per day at this terminal over time.

Fourth Quarter and Full-Year 2013 Results | Conference Call Information

Delek Logistics will hold a conference call to discuss its fourth quarter and full-year 2013 results on February 26, 2014 at 9:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to register, download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through May 26, 2014 by dialing (855) 859-2056, passcode 44430857. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) fourth quarter and full year 2013 earnings conference call on Thursday, February 27, 2014 and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistic Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks, risks relating to the securities markets generally, the impact of adverse market conditions affecting the business of Delek Logistics, adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Factors Affecting Comparability:
The following tables present financial and operational information for the three months and twelve months ended December 31, 2013 and 2012. Delek Logistics commenced operations on November 7, 2012 upon successful completion of its initial public offering (the "Offering") and the concurrent contribution of certain assets from its sponsor, Delek US. For accounting purposes, the results from operations prior to November 7, 2012 from the assets and entities that were contributed to us concurrent with the Offering, were attributed to Delek Logistics Partners, LP Predecessor (our “Predecessor”). Because many of these assets were historically a part of the integrated operations of Delek US, the Predecessor generally recognized the costs and most revenue associated with the gathering, pipeline, transportation, terminalling and storage services provided to Delek US on an intercompany basis or charged low or no throughput or storage fees for transportation.

On July 26, 2013, we acquired from Delek US the Tyler Assets. The Tyler Assets were a transfer between entities under common control. Accordingly, the accompanying financial statements of the DKL Predecessor and the Partnership have been retrospectively adjusted to include the historical results of the Tyler Assets for all periods presented through July 26, 2013, the date of the acquisition (the "Tyler Predecessor"). We refer to the historical results of the DKL Predecessor and the Tyler Assets collectively as our Predecessor(s).

Non-GAAP Disclosures:
EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA and distributable cash flow provide useful information to investors in assessing our financial condition, our results of operations and cash flow our business is generating. EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other companies in our industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. Please see the tables below for a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended December 31,		Year Ended
($ in thousands)	2013	2012 (1)	2013 (2)	2012 (1)
Reconciliation of EBITDA to net income:		Predecessors		Predecessors
Net income	$11,325	$23,456	$40,977	$24,818
Add:
Income taxes	210	(19,207)	757	(14,024)
Depreciation and amortization	3,362	2,400	12,436	10,120
Interest expense, net	1,807	906	4,570	2,682
EBITDA	$16,704	$7,555	$58,740	$23,596

Reconciliation of EBITDA to net cash provided by (used in) operating activities:
Net cash provided by (used in) operating activities	$8,907	$31,143	$44,391	$26,612
Amortization of unfavorable contract liability to revenue	667	668	2,623	668
Amortization of deferred financing costs	(447)	(235)	(1,007)	(381)
Accretion of asset retirement obligations	(53)	(108)	(216)	(187)
Deferred taxes	(267)	93	(309)	228
Loss on asset disposals	(166)	(4)	(166)	(9)
Stock-based compensation expense	—	—	—	(92)
Unit-based compensation expense	(285)	(1)	(464)	(1)
Changes in assets and liabilities	6,331	(24,233)	8,561	(10,434)
Income taxes	210	(673)	757	4,510
Interest expense, net	1,807	905	4,570	2,682
EBITDA	$16,704	$7,555	$58,740	$23,596

Reconciliation of distributable cash flow to EBITDA:
EBITDA	$16,704	$7,555	$58,740	$23,596
Less: Cash interest, net	1,360	671	3,563	2,301
Less: Maintenance and Regulatory capital expenditures	1,322	2,715	7,179	8,054
Less: Capital improvement expenditures	459	—	2,219	—
Add: Reimbursement from Delek for capital expenditures	374	—	837	—
Less: Income tax expense	210	(673)	757	4,510
Add: Non-cash share-based compensation expense	—	92	—	92
Add: Non-cash unit-based compensation expense	285	1	464	1
Less: Amortization of deferred revenue	50	—	204	—
Less: Amortization of unfavorable contract liability	667	668	2,623	668
Distributable cash flow	$13,295	$4,267	$43,496	$8,156

(1) The information presented includes the results of operations of our Predecessors. Prior to the completion of the Offering and the Tyler acquisition, our Predecessors did not record revenues for intercompany gathering, pipeline transportation, terminalling and storage services.

(2) The information presented includes the results of operations of the Tyler Predecessor. Prior to the completion of the Tyler acquisition, the Tyler Predecessor did not record revenues for intercompany gathering, pipeline transportation, terminalling and storage services.

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Delek Logistics Partners, LP	Tyler Terminal and Tank Assets (1)	Year Ended
($ in thousands)	1/1/2013 - 12/31/2013	1/1/2013 - 7/26/2013	December 31, 2013
		Tyler Predecessor
Reconciliation of EBITDA to net income:
Net income	$47,830	$(6,853)	$40,977
Add:
Income taxes	757	—	757
Depreciation and amortization	10,686	1,750	12,436
Interest expense, net	4,570	—	4,570
EBITDA	$63,843	$(5,103)	$58,740

Reconciliation of EBITDA to net cash from operating activities:
Net cash provided by operating activities	$49,447	$(5,056)	$44,391
Amortization of unfavorable contract liability to revenue	2,623	—	2,623
Amortization of debt issuance costs	(1,007)	—	(1,007)
Accretion of asset retirement obligations	(161)	(55)	(216)
Deferred taxes	(309)	—	(309)
Loss on asset disposals	(166)	—	(166)
Unit-based compensation expense	(464)	—	(464)
Changes in assets and liabilities	8,553	8	8,561
Income taxes	757	—	757
Interest expense, net	4,570	—	4,570
EBITDA	$63,843	$(5,103)	$58,740

Reconciliation of distributable cash flow to EBITDA:
EBITDA	$63,843	$(5,103)	$58,740
Less: Cash interest, net	3,563	—	3,563
Less: Maintenance and Regulatory capital expenditures	4,038	3,141	7,179
Less: Capital improvement expenditures	1,089	1,130	2,219
Add: Reimbursement from Delek for capital expenditures	837	—	837
Less: Income tax expense	757	—	757
Add: Non-cash unit-based compensation expense	464	—	464
Less: Amortization of deferred revenue	204	—	204
Less: Amortization of unfavorable contract liability	2,623	—	2,623
Distributable cash flow	$52,870	$(9,374)	$43,496

(1) The information presented is for the year ended December 31, 2013, disaggregated to present the results of the Tyler Predecessor. Prior to the completion of the Tyler acquisition on July 26, 2013, the Tyler Predecessor did not record revenues for intercompany terminalling and storage services.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	December 31,
	2013	2012 (1)
		Predecessors
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$924	$23,452
Accounts receivable	28,976	27,725
Inventory	17,512	14,351
Deferred tax assets	12	14
Other current assets	341	169
Total current assets	47,765	65,711
Property, plant and equipment:
Property, plant and equipment	235,588	216,048
Less: accumulated depreciation	(36,306)	(24,991)
Property, plant and equipment, net	199,282	191,057
Goodwill	10,454	10,454
Intangible assets, net	12,258	12,430
Other non-current assets	5,045	3,664
Total assets	$274,804	$283,316
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$26,045	$21,849
Accounts payable to related parties	1,513	10,148
Fuel and other taxes payable	5,700	4,650
Accrued expenses and other current liabilities	5,776	3,650
Total current liabilities	39,034	40,297
Non-current liabilities:
Revolving credit facility	164,800	90,000
Asset retirement obligations	2,993	3,177
Deferred tax liabilities	324	17
Other non-current liabilities	5,612	9,810
Total non-current liabilities	173,729	103,004
Equity:
Predecessor division equity	—	35,590
Common unitholders - public; 9,353,240 units issued and outstanding at December 31, 2013 (9,200,000 at December 31, 2012)	183,839	178,728
Common unitholders - Delek; 2,799,258 units issued and outstanding at December 31, 2013 (2,799,258 at December 31, 2012)	(176,680)	(127,129)
Subordinated unitholders - Delek; 11,999,258 units issued and outstanding at December 31, 2013 (11,999,258 at December 31, 2012)	59,386	52,875
General partner - Delek; 492,893 units issued and outstanding at December 31, 2013 (489,766 at December 31, 2012)	(4,504)	(49)
Total equity	62,041	140,015
Total liabilities and equity	$274,804	$283,316

(1) Includes the historical balances of the Tyler Terminal and Tank Assets.

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended December 31,		Year Ended

	2013	2012 (1)	2013 (2)	2012 (1)
		Predecessors		Predecessors
	(In thousands, except unit and per unit data)
Net sales	$223,097	$249,216	$907,428	$1,022,586
Operating costs and expenses:
Cost of goods sold	197,316	229,684	811,364	959,434
Operating expenses	7,227	9,760	30,302	30,397
General and administrative expenses	1,684	2,213	6,856	9,150
Depreciation and amortization	3,362	2,400	12,436	10,120
Loss on sale of assets	166	4	166	9
Total operating costs and expenses	209,755	244,061	861,124	1,009,110
Operating income	13,342	5,155	46,304	13,476
Interest expense, net	1,807	906	4,570	2,682
Net income before income tax expense (benefit)	11,535	4,249	41,734	10,794
Income tax expense (benefit)	210	(19,207)	757	(14,024)
Net income	$11,325	$23,456	$40,977	$24,818
Less: (Loss) income attributable to Predecessors	—	(2,636)	(6,853)	16,408
Net income attributable to partners	11,325	26,092	47,830	8,410
Comprehensive income attributable to partners	$11,325	$26,092	$47,830	$8,410

Less: General partner's interest in net income (2%)	227	522	957	168
Limited partners' interest in net income	$11,098	$25,570	$46,873	$8,242

Net income per limited partner unit:
Common units - (basic)	$0.46	$1.07	$1.95	$0.34
Common units - (diluted)	$0.46	$1.07	$1.93	$0.34
Subordinated units - Delek (basic and diluted)	$0.46	$1.07	$1.95	$0.34

Weighted average limited partner units outstanding:
Common units - basic	12,057,310	11,999,258	12,025,249	11,999,258
Common units - diluted	12,193,630	11,999,258	12,148,774	11,999,258
Subordinated units - Delek (basic and diluted)	11,999,258	11,999,258	11,999,258	11,999,258

Cash distribution per unit	$0.415	$0.224	$1.600	$0.224

(1) The information presented includes the results of operations of our Predecessors. Prior to the completion of the Offering and the Tyler acquisition, our Predecessors did not record revenues for intercompany gathering, pipeline transportation, terminalling and storage services.

(2) The information presented includes the results of operations of the Tyler Predecessor. Prior to the completion of the Tyler acquisition, the Tyler Predecessor did not record revenues for intercompany gathering, pipeline transportation, terminalling and storage services.

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
Reconciliation of Partnership to Predecessor

	Delek Logistics Partners, LP	Tyler Terminal and Tank Assets (1)	Year Ended
	1/1/2013 - 12/31/2013	1/1/2013 - 7/26/2013	December 31, 2013
		Tyler Predecessor
	(In thousands, except unit and per unit data)
Net Sales	$907,428	$—	$907,428
Operating costs and expenses:
Cost of goods sold	811,364	—	811,364
Operating expenses	25,801	4,501	30,302
General and administrative expenses	6,254	602	6,856
Depreciation and amortization	10,686	1,750	12,436
Loss on asset disposals	166	—	166
Total operating costs and expenses	854,271	6,853	861,124
Operating income	53,157	(6,853)	46,304
Interest expense, net	4,570	—	4,570
Net income before income tax expense	48,587	(6,853)	41,734
Income tax expense	757	—	757
Net income	$47,830	$(6,853)	$40,977
Less: Loss attributable to Predecessors	—	(6,853)	(6,853)
Net income attributable to partners	$47,830	$—	$47,830

(1) The information presented is a summary of our results of operations for the year ended December 31, 2013, disaggregated to present the results of operations of the Tyler Predecessor. Prior to the completion of the Tyler acquisition on July 26, 2013, the Tyler Predecessor did not record revenues for intercompany terminalling and storage services.

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Year Ended December 31,
	2013	2012 (1)
		Predecessors
Cash Flow Data
Cash flows provided by operating activities:	$44,391	$26,612
Cash flows used in investing activities:	(20,135)	(50,010)
Cash flows (used in) provided by financing activities:	(46,784)	46,815
Net increase in cash and cash equivalents	$(22,528)	$23,417

(1) Adjusted to include the historical cash flows of the Tyler Terminal and Tank Assets.

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended December 31, 2013
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Net sales	$17,229	$205,868	$223,097
Operating costs and expenses:
Cost of goods sold	764	196,552	197,316
Operating expenses	4,710	2,517	7,227
Segment contribution margin	$11,755	$6,799	18,554
General and administrative expenses			1,684
Depreciation and amortization			3,362
Loss on disposal of assets			166
Operating income			$13,342
Total assets	$164,608	$110,196	$274,804

Capital spending
Maintenance capital spending	482	841	$1,323
Expansion capital spending	183	275	$458
Total capital spending	$665	$1,116	$1,781

	Three Months Ended December 31, 2012 (1)
	Predecessors
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Net sales	$12,100	237,116	$249,216
Operating costs and expenses:
Cost of goods sold	—	229,684	229,684
Operating expenses	8,006	1,754	9,760
Segment contribution margin	$4,094	$5,678	9,772
General and administrative expenses			2,213
Depreciation and amortization			2,400
(Gain) on disposal of assets			4
Operating income			$5,155
Total assets	$183,204	$100,112	$283,316

Capital spending
Maintenance capital spending	2,630	85	$2,715
Expansion capital spending	4,116	3,220	$7,336
Total capital spending (2)	$6,746	$3,305	$10,051

(1) The information presented includes the results of operations of our Predecessors. Prior to the completion of the Offering and the Tyler acquisition, our Predecessors did not record revenues for intercompany gathering, pipeline transportation, terminalling and storage services.
(2) Capital spending includes expenditures of $3.8 million incurred in connection with the assets acquired in the Tyler acquisition.

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Year Ended December 31, 2013
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Net sales	$60,237	$847,191	$907,428
Operating costs and expenses:
Cost of goods sold	764	810,600	811,364
Operating expenses	22,903	7,399	30,302
Segment contribution margin	$36,570	$29,192	65,762
General and administrative expenses			6,856
Depreciation and amortization			12,436
Loss on disposal of assets			166
Operating income			$46,304

Capital spending
Maintenance capital spending	5,018	2,161	$7,179
Expansion capital spending	1,887	332	$2,219
Total capital spending (1)	$6,905	$2,493	$9,398
(1) Capital spending includes expenditures of $4.3 million incurred in connection with the Tyler acquisition prior to July 26, 2013, the date we acquired the Tyler Terminal and Tank Assets.

	Year Ended December 31, 2012 (1)
	Predecessors
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Net sales	$33,539	$989,047	$1,022,586
Operating costs and expenses:
Cost of goods sold	—	959,434	959,434
Operating expenses	24,155	6,242	30,397
Segment contribution margin	$9,384	$23,371	32,755
General and administrative expenses			9,150
Depreciation and amortization			10,120
(Gain) on disposal of assets			9
Operating income			$13,476

Capital spending
Maintenance capital spending	7,791	263	$8,054
Expansion capital spending	14,355	4,350	$18,705
Total capital spending (1)	$22,146	$4,613	$26,759

(1) The information presented includes the results of operations of our Predecessors. Prior to the completion of the Offering and the Tyler acquisition, our Predecessors did not record revenues for intercompany gathering, pipeline transportation, terminalling and storage services.
(2) Capital spending includes expenditures of $15.7 million incurred in connection with the assets acquired in the Tyler acquisition.

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Throughputs (average bpd)	2013	2012 (1)	2013	2012 (1)
		Predecessors		Predecessors
Pipelines and Transportation Segment:
Lion Pipeline System:
Crude pipelines (non-gathered)	44,096	43,164	46,515	46,027
Refined products pipelines to Enterprise Systems	55,637	47,382	49,694	45,220
SALA Gathering System	21,904	21,679	22,152	20,747
East Texas Crude Logistics System	7,410	57,761	19,896	55,068
Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd)	55,279	61,317	58,773	57,574
West Texas marketing throughputs (average bpd)	18,009	17,316	18,156	16,523
West Texas marketing margin per barrel	$1.24	$2.67	$2.12	$2.56
Bulk Biofuels	—	7,517	—	5,577
Terminalling throughputs (average bpd)(2)	69,994	12,637	77,760	15,420
(1) The information presented includes the results of operations of our Predecessors. Volumes for all periods presented include both affiliate and third-party throughput.

(2) Consists of terminalling throughputs at our Memphis and Nashville, Tennessee terminals, our North Little Rock Terminal and our Tyler Terminal. Barrels per day information for the three and twelve months ended December 31, 2013 consist of throughputs for the North Little Rock Terminal for the 69 days Delek operated the terminal following its acquisition in October 2013. Throughputs for the Tyler terminal are excluded for the three and twelve months ended December 31, 2012, as the Tyler Predecessor did not record revenues for intercompany terminalling services. Total throughput barrels for the three and twelve months ended December 31, 2013 were 6.3 million and 14.9 million, respectively, which averaged 69,994 bpd for the 92 day period and 40,842 bpd for the 365 day period, respectively.

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Delek Logistics Partners, LP	Tyler Terminal and Tank Assets (1)	Year Ended
Throughputs (average bpd)	1/1/2013- 12/31/2013	1/1/13 - 7/26/2013	2013
		Tyler Predecessor
Pipelines and Transportation Segment:
Lion Pipeline System:
Crude pipelines (non-gathered)	46,515	—	46,515
Refined products pipelines to Enterprise Systems	49,694	—	49,694
SALA Gathering System	22,152	—	22,152
East Texas Crude Logistics System	19,896	—	19,896

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd)	58,773	—	58,773
West Texas marketing throughputs (average bpd)	18,156	—	18,156
West Texas marketing margin per barrel	$2.12	$—	$2.12
Bulk Biofuels	—	—	—
Terminalling throughputs (average bpd)(2)	75,438	59,800	77,760
(1) The information presented includes the results of operations for the year ended December 31, 2013, disaggregated to present the results of the Partnership for the year and the Tyler Terminal and tank Assets through July 26, 2013.

(2) Consists of terminalling throughputs at our Memphis and Nashville, Tennessee terminals, our North Little Rock Terminal and our Tyler Terminal. Throughputs for the North Little Rock Terminal are for the 69 days Delek operated the terminal following its acquisition in October 2013. Throughputs for the Tyler Terminal are for the 159 days following the Tyler Acquisition. Throughputs for the Tyler Predecessor are for the 206 days prior to our acquisition of the terminal. Barrels per day are calculated for only the days we operated each terminal. Total throughput barrels for the year ended December 31, 2013 were 14.9 million, which averaged 40,842 bpd for the 365 day period.

U.S. Investor / Media Relations Contact
Keith Johnson
Vice President of Investor Relations
615-435-1366
or
Chris Hodges
Founder & CEO
Alpha IR Group
312-445-2870